Patent Agreement

between

The University Court of the University of Aberdeen, a charity formed under the laws of Scotland, registered number SC013683 whose registered address is at the University Office, King’s College, Regent Walk, Aberdeen, AB24 3FX, a registered Scottish charity in terms of Section 13(2) of the Charities and Trustee Investment (Scotland) Act 2005, Charity Number SC013683, Charity Name “University of Aberdeen” (the “Assignor”);

and

Sight Science Limited, a company incorporated and registered in Scotland with company number SC311950 whose registered office is at William Guild Building, Kings College, University of Aberdeen, Regent Walk, Aberdeen, AB24 3FX, and its successors-in-interest (the “Assignee”).

Background

(A)             The Assignor is the proprietor of the Patent Rights (as defined below).

(B)              The Assignor has agreed to assign the Patent Rights to the Assignee pursuant to this Agreement and the Assignee is willing to accept such assignation and it is agreed that the said transfer of the Patent Rights under this Agreement is subject to the terms contained herein.

Agreed Terms

1.                   Interpretation

1.1               In this Agreement, unless explicitly declared otherwise, the following terms and phrases shall have the meanings set out next to them:

“Agreement”	means this Patent Agreement;
“Completion Date”	means the last date of signature of this Agreement;
“Initial Patent Applications”	means the patent applications detailed in the Schedule;
“Option Agreement”	means the option agreement between the Assignor and the Assignee, Inc dated of even date herewith;
“Patent Rights”	means (i) the Initial Patent Applications; (ii) all patent applications that may hereafter be filed worldwide by or on behalf of the Assignor which are based in whole or in part on the Initial Patent Applications including any continuations, continuations in part, extensions, reissues, divisions, and any patents, supplementary protection certificates and similar rights that are based on or derive priority from the foregoing;

and (iii) all patents which may be granted pursuant to any of the foregoing patent applications; and
“Secondment Agreement”	means the Agreement between the Assignor and Novavision, Inc. dated of even date herewith in respect of the services of the provision of the services of Professor Sahraie to the Assignee;
“Technical Information”	means the information the means the information which is relied upon to develop or embodied in the Patent Rights as that term is defined in this Agreement and information relating to the assessment and/or rehabilitation of visual field defects caused by neurological disorders (including, for example, brain injury, stroke or TBI) through computer-based training and assessment programmes.

1.2                 In this Agreement unless otherwise expressly stated:

(a)          references to Clauses are to the clauses of this Agreement;

(b)          references to the Schedule are to the schedule to this Agreement which forms part of, and shall be construed as incorporated in this Agreement;

(c)          references to a Party or the Parties are to a party or the parties to this Agreement;

(d)          Clause headings do not affect the interpretation of this Agreement;

(e)          words in the singular include the plural and in the plural include the singular;

(f)          references to “including” and “includes” shall be deemed to mean respectively “including without limitation” and “includes without limitation.

2.                 Grant of Rights

The Assignor hereby assigns to the Assignee absolutely all its right, title and interest in and to the Patent Rights and in and to all and any inventions disclosed in the patents comprising the Patent Rights, and the Assignor hereby undertakes and agrees that the assignation effected under this Agreement includes, without limitation, the assignation of the following to the Assignee:

(a)          the right to recover and take all such proceedings as may be necessary for the recovery of damages or otherwise in respect of all infringements of the Patent Rights and/ or any part thereof, whether committed before or after the date of this Agreement;

(b)         the right to any patent(s) granted pursuant to any of the application(s) comprised in the Patent Rights, for the full term of such patent(s);

(c)         the right to apply for, prosecute and obtain patent or similar protection in the UK and all other countries of the world for any invention embodied by any of the application(s) comprised in the Patent Rights;

(d)         in respect of any and each application in the Patents Rights:

(i)           the right to claim priority from and to prosecute and obtain grant of patent; and

(ii)         the right to file divisional and/or additional applications based thereon and to prosecute and obtain grant of patent on each and any such divisional and/or additional application;

(e)         in respect of each and any invention disclosed in the Initial Patent Applications, the right to file applications, claim priority from such applications, and prosecute and obtain grant of patent or similar protection in or in respect of any country or territory in the world;

(f)          the right to extend to or register in or in respect of any country or territory in the world each and any of the Initial Patent Applications, and to extend to or register in, or in respect of, any country or territory in the world any patent or like protection granted on any of such applications; and

(g)         the right to any patents granted pursuant to any of the Initial Patent Applications.

3.                 Warranties

The Assignor hereby warrants that at the date of this Agreement:

(a)          it is the sole legal and beneficial owner of the Initial Patent Applications and it is properly registered as the applicant or proprietor;

(b)         all application fees due before or as of the date hereof, in respect of each of the Initial Patent Applications, have been paid;

(c)          it has not assigned or licensed any of the Patent Rights;

(d)          the Patent Rights are free from any security interest, option, mortgage, charge or lien;

(e)          it is unaware of, or where it is aware of it has disclosed the details of, any infringement or likely infringement of, or any challenge or likely challenge to the validity of, any of the Patent Rights or of anything that might render any of the Patent Rights invalid or subject to a compulsory licence order or prevent any application in the Patent Rights proceeding to grant.

4.                 Licence Back/Confidentiality

4.1             Subject always to the Assignor’s compliance with Clause 4.2, the Assignee hereby grants to the Assignor with effect from the Completion Date a non-exclusive royalty-free perpetual licence to enable the Assignor and the inventor(s) of the Patent Rights to retain the right to use the Technical Information for non-commercial research and education purposes (which shall include research collaborations with other higher and further education institutions) only.

4.2             The Assignor shall, at all times, maintain secret and confidential the Technical Information and shall use the Technical Information exclusively for the purposes specified in Clause 4.1.

4.3             The obligations of confidence in Clause 4.2 shall not extend to Technical Information which is:

(a)         already in the public domain or subsequently comes into the public domain other than by breach of this Agreement;

(b)          required to be disclosed by law;

(c)          received from a third party who has the right to disclose it; or

(d)          is the subject of specific written consent from the Assignee permitting disclosure.

5.                 Further Assurance

5.1             The Assignor hereby covenants with the Assignee that the Assignor shall, at the expense of the Assignee, execute, sign and do all such instruments, applications, documents, acts and things as may reasonably be required by the Assignee to enable the Assignee or its nominee to enjoy the full benefit of the rights hereby assigned.

5.2             The Assignee hereby covenants with the Assignor that should the Assignee, its future assignees or its licensees fail to make commercially reasonable effort to exploit and continue to utilise the Patent Rights for a continuous period of twelve (12) months or more, the Assignor shall be entitled to request the re-assignation of the Patent Rights from their beneficial owner to the Assignor. This provision shall form part of any future agreements the Assignee enters into in relation to the Patent Rights.

6.                  Notices

6.1              A notice given under this Agreement:

(b)         shall be sent for the attention of the person, and to the address given in this Clause 6 (or such other person, address, fax number or e-mail address as the receiving Party may have notified to the other, such notice to take effect five (5) days from the notice being received); and

(c)            shall be:

(i)            delivered personally; or

(ii)           sent by pre-paid first-class post, recorded delivery or registered post; or

(iii)         (if the notice is to be served or posted outside the country from which it is sent) sent by registered airmail.

6.2              The addresses for service of notice are:

(a)          for the Assignor: FAO Dr E Rattray, Deputy Director, Research & Innovation, University Office, Regent Walk, Aberdeen, AB24 3FX;

(b)          for the Assignee: FAO David Cantor, Sight Science Limited, William Guild Building, Kings College, University of Aberdeen, Regent Walk, Aberdeen, AB24 3FX.

6.3              A notice is deemed to have been received:

(a)          if delivered personally, at the time of delivery; or

(b)          in the case of pre-paid first class post, recorded delivery or registered post, 48 hours from the date of posting; or

(c)          in the case of registered airmail, five days from the date of posting; or

(d)          if deemed receipt under the previous paragraphs of this Clause 6.3 is not within business hours (meaning 9.00 am to 5.00 pm on a normal business day), when business next starts in the place of receipt.

7.4             To prove service, it is sufficient to prove, in the case of post, that the envelope containing the notice was properly addressed and posted.

7.                Entire Agreement

                 This Agreement together with the Option Agreement and the Secondment Agreement forms the entire understanding between the Parties in relation to the subject matter. Nothing in this Agreement shall exclude or limit any Party’s liability for any Misrepresentation made fraudulently.

8.                Third Party Rights

8.1             This Agreement is made for the benefit of the Parties and is not intended by the Parties to benefit, or be enforceable by, any other person.

8.2             The right of the Parties to terminate, rescind, or agree any amendment, variation, waiver or settlement under this Agreement is not subject to the consent of any person who is not a Party.

9.                Variation and Waiver

9.1             A variation of this Agreement shall be in writing and signed by or on behalf of both Parties.

9.2             A waiver of any right under this Agreement is only effective if it is in writing, and it applies only to the Party to whom the waiver is addressed and the circumstances for which it is given. No waiver shall be implied by taking or failing to take any other action.

9.3             Unless specifically provided otherwise, rights arising under this Agreement are cumulative and do not exclude rights provided by law.

10.              Severance

10.1          If any provision (or part of a provision) of this Agreement is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

10.2          If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the Parties.

11.             Governing Law and Jurisdiction

                  This Agreement shall be governed by and interpreted in accordance with the law of Scotland and the Parties hereby submit to the exclusive jurisdiction of the Scottish courts.

                  IN WITNESS whereof this Agreement consisting of this and the preceding six (6) pages and the Schedule is executed as follows:

Subscribed for and on behalf of the said The University Court of the University of Aberdeen by	Subscribed for and on behalf of the said Sight Science Limited by , Director

……………………………………………… PROFESSOR STEPHEN D. LOGAN	………………………………………………

In the presence of:	In the presence of:

Witness: ………………………………	Witness: ………………………………

Name: ………………………………	Name: ………………………………

Address: ………………………………	Address: ………………………………

………………………………………………	………………………………………………

at (City/Town) ………………………………	at (City/Town) ………………………………

On (date) ………………………………	On (date) ………………………………

THIS IS THE SCHEDULE REFERRED TO IN THE FOREGOING
PATENT AGREEMENT FROM THE UNIVERSITY COURT OF THE
UNIVERSITY OF ABERDEEN TO SIGHT SCIENCE LIMITED

Country	Application Number	Filing date	Patent Number	Status	Grant date	Next renewal date
United Kingdom (priority application)	0513603.1	30/06/2005	-	Abandoned in favour of PCT	-	NA
PCT	PCT/GB2006/002422	30/06/2006	-	Expired	-	NA
Australia	2006 264 688	-	-	Abandoned	-	NA
Canada	2613223	-	-	Pending	-	30 June 2012
China	200680030546.5	-	-	Abandoned	-	NA
European patent application	06744299.6	-	1906907	Granted/Expired	17/11/2010	NA
France	-	-	1906907	Granted	17/11/2010	30 June 2012
Germany	-	-	1906907	Granted	17/11/2010	30 June 2012
Switzerland	-	-	1906907	Granted	17/11/2010	30 June 2012
United Kingdom	-	-	1906907	Granted	17/11/2010	30 June 2012
Japan	2008-518972	-	-	Abandoned	-	NA
New Zealand	565376	-	-	Abandoned	-	NA
Russian Federation	2008102875	-	-	Abandoned	-	NA
Singapore	200719080-4, patent number 138426	-	-	Granted	14/01/2011	30 June 2012
USA	11/993357	-	-	Pending	-	TBC – first fee 3.5 years after grant